Exhibit 10.2

Cira Center, 2929 Arch Street, 17th Floor, Pennsylvania 19104

Phone: 215.701.9555 Fax: 215.701.8281

February 28, 2007

Cohen & Company Financial Management, LLC

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re:	Note Purchase Agreement, dated December 5, 2006, among PFW III, Ltd., the Investors Party thereto, Alesco Warehouse Conduit LLC, as Initial Subordinated Noteholder and ABN Amro Bank N.V. (the “Note Purchase Agreement”)

Ladies and Gentlemen:

We refer to the captioned Note Purchase Agreement pursuant to which Alesco Warehouse Conduit LLC (the “Note Purchaser”), a subsidiary of Alesco Financial Inc. (“AFN”), acquired subordinated notes (the “Subordinated Notes”) issued by PFW Funding III, Ltd. (the “Issuer”). Cohen & Company Financial Management, LLC is an affiliate of the external manager of AFN and is the Asset Manager of the assets of the Issuer. Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement

In consideration of the benefits that the Asset Manager and its affiliates receive due to the Note Purchaser’s investment in the Subordinated Notes, the Asset Manager agrees that if the Yield (as defined below) earned by the Note Purchaser on the Subordinated Notes in respect of the periods shown below is less than the Minimum Annualized Pre-tax Yield (“Minimum Yield) set forth below in respect of such periods, the Asset Manager shall pay to the Note Purchaser the amount of the shortfall (the “Shortfall Amount”). The Asset Manager shall pay the Shortfall Amount to the Note Purchaser within 10 business days after the delivery of a written notice (a “Shortfall Notice”) from the Note Purchaser to the Asset Manager of the existence of a Shortfall. A Shortfall Notice must be delivered within 20 business days after the end of the period in respect of which a Shortfall has occurred. A Shortfall Notice must include a reasonably detailed calculation of the Shortfall. A Shortfall Notice shall be deemed conclusive absent manifest error.

Period	Minimum Yield
Each fiscal quarter beginning with the fiscal quarter ending March 31, 2007	25%

For purposes of this letter agreement, the term “Yield” in respect of the applicable period means the amount of the effective yield accruing to the Note Purchaser on the average cash balance maintained by the Note Purchaser on deposit with the Issuer for such period. The risk associated with defaults of collateral on the warehouse remains with the Note Purchaser.

This agreement shall remain in effect as long as the Subordinated Notes are outstanding and can not be amended except in a writing signed by all parties.

If the foregoing is acceptable, kindly execute this letter agreement in the place indicated below.

Sincerely,

ALESCO FINANCIAL INC.

/s/ James J. McEntee, III
Name: James J. McEntee, III
Title: CEO and President

ALESCO WAREHOUSE CONDUIT, LLC

/s/ John J. Longino
Name: John J. Longino
Title: CFO and Treasurer

ACCEPTED AND AGREED
This 10th day of April, 2007

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC

/s/ Shami Patel
Name: Shami Patel
Title: Managing Director

COHEN & COMPANY

/s/ Christopher Ricciardi
Name: Christopher Ricciardi
Title: CEO and President